Exhibit 99.1

October 22, 2014

Dow Reports Third Quarter Results
Dow Delivers 45% Increase in Earnings per Share, with Broad-Based Top- and Bottom-Line Gains;
Delivers Eighth Consecutive Quarter of Year-Over-Year Adjusted EPS, EBITDA and Margin Growth

Third Quarter 2014 Highlights

•
Dow reported earnings of $0.71 per share or $0.72 per share on an adjusted basis(1). This compares with earnings of $0.49 per share, or adjusted earnings of $0.50 per share, in the same quarter last year.

•
Sales rose 5 percent versus the year-ago period, reaching $14.4 billion, driven by price increases associated with tightening demand conditions in key regions, with gains in most operating segments. Sales gains were led by Performance Plastics (up 9 percent on an adjusted basis(2)), and Performance Materials (up 8 percent).

•
The Company reported increased sales in all geographic areas. Sales in developed geographies grew 4 percent, led by gains in North America, where sales rose 7 percent. Sales in emerging geographies increased 6 percent, due primarily to strength in Performance Plastics in Latin America.

•	EBITDA(3) grew to $2.3 billion, up 24 percent versus the prior year, driven by ongoing productivity actions and improved market fundamentals.

•
Performance Plastics achieved record quarterly adjusted EBITDA results (up 31 percent versus the year-ago period). Performance Materials EBITDA grew 61 percent with increases in most businesses, notably in Polyurethanes and PO/PG. Electronic and Functional Materials also delivered record quarterly EBITDA (up 11 percent).

•	Adjusted EBITDA margin(4) expanded more than 240 basis points to 15.9 percent year over year.

•
Dow reported an operating rate of 88 percent, up 6 percent versus the same quarter last year, driven primarily by productivity improvements in Performance Materials and Feedstocks and Energy, coupled with higher operating rates in Performance Plastics.

•
Cash flow from operations was $1.8 billion for the quarter, and $3.7 billion year-to-date. Dow rewarded shareholders with $1.3 billion in declared dividends and $3.1 billion in share repurchases year to date.

(1)
“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of adjusted earnings per share to “Earnings per common share - diluted.”

(2)	“Adjusted sales” is defined as “Net Sales” excluding sales related to prior-period divestitures.

(3)
“EBITDA” is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(4)	“Adjusted EBITDA margin” is defined as Adjusted EBITDA as a percentage of reported sales.

Comment
Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:
“Dow delivered a strong quarter of top- and bottom-line growth. Our low-cost positions and geographic diversification enabled growth and improving operating rates in the quarter. Record EBITDA in Performance Plastics and Electronic and Functional Materials, coupled with significant improvement in Performance Materials again this quarter, demonstrates the value of our strategy to be low cost and fully integrated in key products while adding value through technology in key markets. We continued to achieve major milestones in Agricultural Sciences - such as the recently announced regulatory approvals for our Enlist™ Weed Control System - despite lower crop prices in a seasonally weak quarter.
“This consistent execution against the plans we have firmly set - using ROC to drive self-help actions such as prioritizing spending, further enhancing productivity and liberating capital by applying a best-owner mindset to our entire portfolio - is enabling us to deliver increasing returns and maximize shareholder value creation. This remains our singular focus.”

	Three Months Ended
In millions, except per share amounts	Sept. 30, 2014	Sept. 30, 2013
Net Sales Adjusted Sales	$14,405 $14,405	$13,734 $13,703

Net Income Available for Common Stockholders	$852	$594
Net Income Available for Common Stockholders, excluding Certain Items	$860	$599

Earnings per Common Share - diluted	$0.71	$0.49
Adjusted Earnings per Share	$0.72	$0.50

Review of Third Quarter Results
The Dow Chemical Company (NYSE: DOW) reported sales of $14.4 billion, up 5 percent versus the year-ago period. Gains were driven by price increases associated with tightening demand conditions in key regions, with increased sales reported in most operating segments. Sales gains were led by Performance Plastics (up 9 percent on an adjusted basis) and Performance Materials (up 8 percent).
The Company reported increased sales in all geographic areas. Sales in developed geographies grew 4 percent, led by gains in North America, where sales rose 7 percent. Sales in emerging geographies increased 6 percent, due primarily to strength in Performance Plastics in Latin America.
EBITDA grew to $2.3 billion, up 24 percent versus the prior year, driven by ongoing productivity actions and improved market fundamentals.
Earnings for the quarter were $0.71 per share, or $0.72 per share on an adjusted basis. This compares with earnings of $0.49 per share, or adjusted earnings of $0.50 per share in the same quarter last year.
Dow reported equity earnings of $229 million, down 29 percent versus the same period last year. Decreases reflect higher spending at Sadara, lower styrene prices and adverse impacts associated with the unplanned outage of an ethylene production facility in Canada.

Certain Items in the current quarter included pretax charges of $12 million for nonrecurring transaction costs associated with the planned separation of a significant portion of the Company’s chlorine value chain. (See Supplemental Information at the end of the release for a description of Certain Items affecting results.)
Research and Development (R&D) expenses were down 2 percent versus the same period last year, reflecting the Company’s execution against its strategy to prioritize R&D resources on high-return market sectors.
Selling, General and Administrative (SG&A) expenses increased 8 percent as compared with the year-ago period, driven primarily by growth initiatives - including commercial activities in Agricultural Sciences.
Cash flow from operations was $1.8 billion for the quarter, and $3.7 billion year to date. Dow rewarded shareholders with $1.3 billion in declared dividends and $3.1 billion in share repurchases year to date.

Electronic and Functional Materials
Electronic and Functional Materials reported third quarter sales of $1.2 billion, up 3 percent versus the same quarter last year.
In Dow Electronic Materials, gains from continued strong foundry demand in Semiconductor Technologies were offset by declines in Display Technologies as a result of lower sales in films and filters and OLED materials.
Functional Materials drove sales increases in nearly all geographies, led by growth in North America. Double-digit gains in Dow Microbial Control and Dow Pharma and Food Solutions reflect strong growth fundamentals in the energy, water and pharmaceuticals market sectors.
Equity earnings for the segment were $35 million. This compares with $36 million in the year-ago period. The segment reported record third quarter EBITDA of $320 million, versus $287 million in the same quarter last year.

Coatings and Infrastructure Solutions
Coatings and Infrastructure Solutions reported third quarter sales of $1.8 billion, flat versus the year-ago period, as gains in North America and Latin America were offset by declines in other regions.
Dow Coating Materials reported broad-based sales gains, led by increases in epoxy coatings. Supply limitations of vinyl acetate monomer from unplanned production outages impacted sales in Performance Monomers. In Dow Water and Process Solutions, increased demand for reverse osmosis and ion exchange technologies in North America was more than offset by declines in Asia Pacific and the Europe, Middle East and Africa (EMEA) region.
Equity earnings for the segment were $54 million. This compares with $32 million in the year-ago period. The segment reported EBITDA of $289 million, up $6 million versus the same quarter last year, as equity earnings, demand growth and productivity efforts more than offset costs associated with unplanned outages.

Agricultural Sciences
Agricultural Sciences reported third quarter sales of $1.4 billion, flat versus the year-ago period. On a year-to-date basis, the segment reported record sales of $5.4 billion.
Crop Protection sales declined 1 percent versus the same quarter last year, due to softening market conditions in North America. Year to date, sales of new crop protection products were up 18 percent, led by Isoclast™ insecticide.
Seeds delivered 5 percent sales gains versus the year-ago period, representing a record third quarter, led by soybeans and sunflower growth in North America and Latin America.

™Dow Diamond, Isoclast, and Enlist are trademarks of The Dow Chemical Company (“Dow”) or an affiliated company of Dow.

Equity earnings for the segment were $1 million. This compares with $3 million in the year-ago period. The segment reported EBITDA of $5 million, down from $18 million in the same quarter last year. Third quarter EBITDA margins reflect the impact of softer market conditions in a seasonally weak quarter weighing down Crop Protection results, coupled with increased spending on growth initiatives.

Performance Materials
Performance Materials reported third quarter sales of $3.6 billion, up 8 percent versus the year-ago period, with gains in all geographic areas.
Polyurethanes achieved double-digit revenue growth with higher sales in all geographic areas driven by gains in the consumer comfort, appliance and industrial market sectors. Sales rose in Propylene Oxide/Propylene Glycol to a new quarterly record due to strong operational performance, growth in key market sectors, as well as industry supply disruptions in both North America and EMEA. Dow Oil, Gas and Mining delivered record sales due to double-digit growth on strong shale dynamics in North America and project-related demand in refining and processing. Dow Automotive Systems reported sales gains, driven by the adoption of innovative adhesive products.
Equity losses for the quarter were $29 million. This compares with equity losses of $11 million in the year-ago period. The segment reported EBITDA of $506 million, an increase of $192 million or 61 percent versus the same quarter last year, as a result of improved market dynamics coupled with ongoing productivity actions.

Performance Plastics
Performance Plastics reported record third quarter sales of $3.9 billion, up 8 percent versus the year-ago period. Excluding the impact of divestitures, sales were up 9 percent with increases in all regions, led by double-digit gains in North America and Latin America.
Dow Packaging and Specialty Plastics continued to drive sales increases, capitalizing on strong market fundamentals and higher demand in attractive markets, including double-digit gains in the hygiene and medical and pipe market sectors, as well as continued growth in the food and specialty packaging market sector. Market demand in transportation and hot-melt adhesives drove increased sales in Dow Elastomers.
Equity earnings for the segment were $66 million. This compares with $134 million in the year-ago period. The segment reported record third quarter EBITDA of $1.3 billion, an increase of $305 million versus the same quarter last year. Performance Plastics continued to deliver profitable growth, with adjusted EBITDA margins expanding year-over-year for the ninth consecutive quarter.

Feedstocks and Energy
Feedstocks and Energy reported third quarter sales of $2.4 billion, up 2 percent versus the year-ago period, led by price increases in olefins and aromatics.
Equity earnings for the segment were $108 million. This compares with $135 million in the year-ago period. The segment reported EBITDA of $183 million, down from $187 million in the same quarter last year, due primarily to lower equity earnings.

Outlook
Commenting on the Company’s outlook, Liveris said:
“Delivering shareholder value is ingrained across the enterprise, and as we look ahead, our priorities are clear: Improve return on capital, increase cash flow by managing our portfolio of integrated value chains, and innovate and commercialize technologies that our customers value.

“We remain committed to achieving our financial targets and ongoing shareholder remuneration, and are taking targeted steps across our businesses to navigate through persistently slow and volatile global macroeconomic conditions. Looking ahead, we will continue leveraging the power of Dow’s global reach and industry-leading feedstock and operational flexibility to manage our portfolio in the midst of volatile energy markets. Our low-cost positions in key products such as ethylene and our deep integration with downstream, value-added products that create value for ourselves and our customers will uniquely position us to continue driving profitable growth. In these conditions, having global scale and flexibility is the best hedge against volatile markets.”

Dow will host a live webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world's most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow's integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high growth sectors such as packaging, electronics, water, coatings and agriculture. In 2013, Dow had annual sales of more than $57 billion and employed approximately 53,000 people worldwide. The Company's more than 6,000 products are manufactured at 201 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP financial measures: Dow’s management believes that measures of income adjusted to exclude certain items (“non-GAAP” financial measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such financial measures are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP financial measures of performance. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the Supplemental Information tables.
Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2014	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013
Net Sales	$14,405	$13,734	$43,783	$42,694
Cost of sales	11,776	11,716	35,853	35,526
Research and development expenses	409	418	1,219	1,270
Selling, general and administrative expenses	753	698	2,283	2,186
Amortization of intangibles	108	114	330	344
Equity in earnings of nonconsolidated affiliates	229	322	707	780
Sundry income (expense) - net (Note B)	(23)	59	31	2,080
Interest income	10	11	32	29
Interest expense and amortization of debt discount	233	264	721	839
Income Before Income Taxes	1,342	916	4,147	5,418
Provision for income taxes (Note C)	378	231	1,147	1,630
Net Income	964	685	3,000	3,788
Net income attributable to noncontrolling interests	27	6	47	49
Net Income Attributable to The Dow Chemical Company	937	679	2,953	3,739
Preferred stock dividends	85	85	255	255
Net Income Available for The Dow Chemical Company Common Stockholders	$852	$594	$2,698	$3,484

Per Common Share Data:
Earnings per common share - basic	$0.72	$0.50	$2.27	$2.92
Earnings per common share - diluted (Note D)	$0.71	$0.49	$2.24	$2.88

Common stock dividends declared per share of common stock	$0.37	$0.32	$1.11	$0.96
Weighted-average common shares outstanding - basic	1,167.2	1,187.4	1,178.9	1,184.9
Weighted-average common shares outstanding - diluted (Note D)	1,184.1	1,194.2	1,195.7	1,287.8

Depreciation	$550	$509	$1,592	$1,518
Capital Expenditures	$930	$566	$2,466	$1,418
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In the third quarter of 2014, the Company recognized a pretax charge of $12 million for nonrecurring transaction costs associated with the planned separation of a significant portion of the Company’s chlorine value chain, consisting primarily of financial and professional advisory fees and legal fees; a pretax charge of $18 million was recognized in the second quarter of 2014. In the second quarter of 2013, the Company recognized a pretax gain of $2.161 billion related to damages awarded to the Company in the K-Dow arbitration proceeding. In the second quarter of 2013, the Company recognized a pretax loss of $110 million on the early extinguishment of debt; a pretax loss of $60 million was recorded in the first quarter of 2013.

Note C: During the first quarter of 2013, the Company recognized a tax charge of $223 million related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.

Note D: During the second quarter of 2013, the Company recorded a gain related to the K-Dow arbitration, which significantly increased net income for the nine-month period ended September 30, 2013. As a result of the net income increase, the assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into potential shares of the Company's common stock is dilutive for the nine-month period ended September 30, 2013. In accordance with U.S. GAAP, "Weighted-average common shares outstanding - diluted" increased by 96.8 million shares and "Net Income Attributable to The Dow Chemical Company" was used in the calculation of "Earning per common share - diluted" for the nine-month period ended September 30, 2013. See Supplemental Information for further details.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Sep 30, 2014	Dec 31, 2013
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2014: $229; 2013: $147)	$5,768	$5,940
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2014: $150; 2013: $148)	5,032	4,935
Other	4,764	4,712
Inventories	9,019	8,303
Deferred income tax assets - current	824	743
Other current assets	323	344
Total current assets	25,730	24,977
Investments
Investment in nonconsolidated affiliates	4,385	4,501
Other investments (investments carried at fair value - 2014: $2,049; 2013: $2,056)	2,489	2,541
Noncurrent receivables	396	365
Total investments	7,270	7,407
Property
Property	55,072	55,114
Less accumulated depreciation	37,378	37,660
Net property (variable interest entities restricted - 2014: $2,718; 2013: $2,646)	17,694	17,454
Other Assets
Goodwill	12,688	12,798
Other intangible assets (net of accumulated amortization - 2014: $3,604; 2013: $3,270)	3,976	4,314
Deferred income tax assets - noncurrent	1,572	1,964
Asbestos-related insurance receivables - noncurrent	74	86
Deferred charges and other assets	569	501
Total other assets	18,879	19,663
Total Assets	$69,573	$69,501
Liabilities and Equity
Current Liabilities
Notes payable	$524	$443
Long-term debt due within one year	257	697
Accounts payable:
Trade	4,846	4,590
Other	2,461	2,290
Income taxes payable	572	435
Deferred income tax liabilities - current	104	133
Dividends payable	513	467
Accrued and other current liabilities	2,810	2,916
Total current liabilities	12,087	11,971
Long-Term Debt (variable interest entities nonrecourse - 2014: $1,310; 2013: $1,360)	19,001	16,820
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	637	718
Pension and other postretirement benefits - noncurrent	7,420	8,176
Asbestos-related liabilities - noncurrent	382	434
Other noncurrent obligations	3,144	3,302
Total other noncurrent liabilities	11,583	12,630
Redeemable Noncontrolling Interest	191	156
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	3,107	3,054
Additional paid-in capital	4,741	3,928
Retained earnings	22,792	21,407
Accumulated other comprehensive loss	(5,371)	(4,827)
Unearned ESOP shares	(337)	(357)
Treasury stock at cost	(3,201)	(307)
The Dow Chemical Company’s stockholders’ equity	25,731	26,898
Noncontrolling interests	980	1,026
Total equity	26,711	27,924
Total Liabilities and Equity	$69,573	$69,501
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2014	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013
Sales by operating segment
Electronic and Functional Materials	$1,199	$1,168	$3,537	$3,461
Coatings and Infrastructure Solutions	1,846	1,839	5,546	5,394
Agricultural Sciences	1,408	1,410	5,434	5,363
Performance Materials	3,573	3,307	10,304	10,024
Performance Plastics	3,924	3,616	11,283	10,790
Feedstocks and Energy	2,386	2,328	7,439	7,427
Corporate	69	66	240	235
Total	$14,405	$13,734	$43,783	$42,694
EBITDA (1) by operating segment
Electronic and Functional Materials	$320	$287	$913	$814
Coatings and Infrastructure Solutions	289	283	770	719
Agricultural Sciences	5	18	815	792
Performance Materials	506	314	1,332	1,038
Performance Plastics	1,275	970	3,342	2,932
Feedstocks and Energy	183	187	546	620
Corporate	(307)	(225)	(827)	1,305
Total	$2,271	$1,834	$6,891	$8,220
Certain items (increasing) decreasing EBITDA by operating segment (2)
Electronic and Functional Materials	$—	$—	$—	$—
Coatings and Infrastructure Solutions	—	—	—	—
Agricultural Sciences	—	—	—	—
Performance Materials	—	—	—	—
Performance Plastics	—	—	—	—
Feedstocks and Energy	—	—	—	—
Corporate	(12)	(7)	(30)	1,960
Total	$(12)	$(7)	$(30)	$1,960
EBITDA excluding certain items by operating segment
Electronic and Functional Materials	$320	$287	$913	$814
Coatings and Infrastructure Solutions	289	283	770	719
Agricultural Sciences	5	18	815	792
Performance Materials	506	314	1,332	1,038
Performance Plastics	1,275	970	3,342	2,932
Feedstocks and Energy	183	187	546	620
Corporate	(295)	(218)	(797)	(655)
Total	$2,283	$1,841	$6,921	$6,260
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2014	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Functional Materials	$35	$36	$88	$81
Coatings and Infrastructure Solutions	54	32	168	83
Agricultural Sciences	1	3	3	6
Performance Materials	(29)	(11)	(83)	(46)
Performance Plastics	66	134	198	279
Feedstocks and Energy	108	135	354	399
Corporate	(6)	(7)	(21)	(22)
Total	$229	$322	$707	$780

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2014	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013
EBITDA	$2,271	$1,834	$6,891	$8,220
- Depreciation and amortization	706	665	2,055	1,992
+ Interest income	10	11	32	29
- Interest expense and amortization of debt discount	233	264	721	839
Income Before Income Taxes	$1,342	$916	$4,147	$5,418
- Provision for income taxes	378	231	1,147	1,630
- Net income attributable to noncontrolling interests	27	6	47	49
- Preferred stock dividends	85	85	255	255
Net Income Available for The Dow Chemical Company Common Stockholders	$852	$594	$2,698	$3,484

(2)	See Supplemental Information for a description of certain items affecting results in 2014 and 2013.

The Dow Chemical Company and Subsidiaries
Sales by Geographic Area

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2014	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013
North America	$5,287	$4,918	$16,222	$15,741
Europe, Middle East and Africa	4,437	4,308	14,274	13,794
Asia Pacific	2,518	2,474	7,616	7,564
Latin America	2,163	2,034	5,671	5,595
Total	$14,405	$13,734	$43,783	$42,694

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Nine Months Ended
	Sep 30, 2014			Sep 30, 2014
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	3%	—%	3%	3%	(1)%	2%
Coatings and Infrastructure Solutions	—	—	—	3	—	3
Agricultural Sciences	(2)	2	—	1	—	1
Performance Materials	6	2	8	2	1	3
Performance Plastics	2	6	8	(2)	6	4
Feedstocks and Energy	(1)	3	2	1	(1)	—
Total	2%	3%	5%	1%	2%	3%
North America	3%	4%	7%	—%	3%	3%
Europe, Middle East and Africa	1	2	3	1	2	3
Asia Pacific	—	2	2	—	1	1
Latin America	3	3	6	—	1	1
Total	2%	3%	5%	1%	2%	3%
Developed geographies	1%	3%	4%	—%	2%	2%
Emerging geographies (1)	4	2	6	2	1	3
Total	2%	3%	5%	1%	2%	3%

Sales Volume and Price by Operating Segment and Geographic Area,
Excluding Divestitures (2)

	Three Months Ended			Nine Months Ended
	Sep 30, 2014			Sep 30, 2014
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	3%	—%	3%	3%	(1)%	2%
Coatings and Infrastructure Solutions	—	—	—	3	—	3
Agricultural Sciences	(2)	2	—	1	—	1
Performance Materials	6	2	8	2	1	3
Performance Plastics	3	6	9	—	6	6
Feedstocks and Energy	(1)	3	2	1	(1)	—
Total	2%	3%	5%	1%	2%	3%
North America	3%	4%	7%	—%	3%	3%
Europe, Middle East and Africa	1	2	3	2	2	4
Asia Pacific	—	2	2	2	1	3
Latin America	3	3	6	—	1	1
Total	2%	3%	5%	1%	2%	3%
Developed geographies	1%	3%	4%	1%	2%	3%
Emerging geographies (1)	4	2	6	3	1	4
Total	2%	3%	5%	1%	2%	3%

(1)	Emerging geographies includes Eastern Europe, Middle East, Africa, Latin America and Asia Pacific excluding Australia, Japan and New Zealand.

(2)	Excludes sales related to Nippon Unicar Company Limited, divested on July 1, 2013, and sales of the Polypropylene Licensing and Catalysts business, divested on December 2, 2013.

Supplemental Information

Description of Certain Items Affecting Results
The following table summarizes the impact of certain items recorded in the three- and nine-month periods ended September 30, 2014 and September 30, 2013:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2014	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013
Adjusted to exclude certain items (non-GAAP measures)			$860	$599	$0.72	$0.50
Certain items:
Restructuring plan implementation costs	$—	$(7)	—	(5)	—	(0.01)
Chlorine value chain separation costs	(12)	—	(8)	—	(0.01)	—
Total certain items	$(12)	$(7)	$(8)	$(5)	$(0.01)	$(0.01)
Reported GAAP Amounts			$852	$594	$0.71	$0.49

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3) (4)
	Nine Months Ended		Nine Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2014	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013
Adjusted to exclude certain items (non-GAAP measures)			$2,717	$2,188	$2.26	$1.83
Certain items:
Restructuring plan implementation costs	$—	$(31)	—	(21)	—	(0.02)
Chlorine value chain separation costs	(30)	—	(19)	—	(0.02)	—
Loss on early extinguishment of debt	—	(170)	—	(107)	—	(0.09)
Gain from K-Dow arbitration	—	2,161	—	1,647	—	1.37
Uncertain tax position adjustments	—	—	—	(223)	—	(0.19)
Total certain items	$(30)	$1,960	$(19)	$1,296	$(0.02)	$1.07
Dilutive effect of assumed preferred stock conversion into shares of common stock						(0.02)
Reported GAAP Amounts (5) (6)			$2,698	$3,484	$2.24	$2.88

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

(4)
For the nine-month period ended September 30, 2013, conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A ("Preferred Stock") into shares of the Company's common stock was excluded from the calculation of "Diluted earnings per share adjusted to exclude certain items" as well as the earnings per share impact of certain items because the effect of including them would have been antidilutive.

(5)
For the nine-month period ended September 30, 2013, an assumed conversion of the Company's Preferred Stock into shares of the Company's common stock was included in the calculation of diluted earnings per share (reported GAAP amount).

(6)
The Company used "Net Income Attributable to The Dow Chemical Company" when calculating diluted earnings per share (reported GAAP amount) for the nine-month period ended September 30, 2013, as it excludes preferred dividends of $255 million.

The following table presents diluted share counts for the three- and nine-month periods ended September 30, 2014 and September 30, 2013, including the effect of an assumed conversion of the Company's Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company's common stock:

Common Shares - Diluted	Three Months Ended		Nine Months Ended
In millions	Sep 30, 2014	Sep 30, 2013	Sep 30, 2014	Sep 30, 2013
Share count - diluted, excluding preferred stock conversion to common shares	1,184.1	1,194.2	1,195.7	1,191.0
Potential common shares from assumed conversion of preferred stock, included in reported GAAP EPS calculation	N/A	N/A	N/A	96.8
Share count - diluted, including assumed preferred stock conversion to common shares	N/A	N/A	N/A	1,287.8

Results in the third quarter of 2014 were unfavorably impacted by the following item:

•
Pretax charges of $12 million for nonrecurring transaction costs associated with the planned separation of a significant portion of the Company’s chlorine value chain, consisting primarily of financial and professional advisory fees and legal fees ("Chlorine value chain separation costs"). The charges were included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

Results in the third quarter of 2013 were unfavorably impacted by the following item:

•
Pretax charges of $7 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" in the consolidated statements of income and reflected in Corporate.

In addition to the item described above for the third quarter of 2014, results for the nine-month period ended September 30, 2014 were also unfavorably impacted by the following item:

•
Pretax charges of $18 million for Chlorine value chain separation costs. The charges were included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

In addition to the item described above for the third quarter of 2013, results for the nine-month period ended September 30, 2013 were also impacted by the following items:

•
Pretax charges of $24 million for implementation costs related to the Company's restructuring programs. The charges were included in "Cost of sales" ($23 million) and "Selling, general and administration expenses" ($1 million) in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $170 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•
Pretax gain of $2.161 billion related to damages awarded to the Company in the K-Dow arbitration proceeding. The gain was included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

•	A tax charge of $223 million related to court rulings on two separate matters that resulted in the adjustment of uncertain tax positions.